Exhibit 23.02

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-198710, 333-175807, 333-165874, 333-166520, 333-161860, 333-156946, 333-154730, 333-144481, 033-78060, 333-102012 and 333-81199 on Form S-3 and No. 333-203580, 333-193364, 333-175808, 333-113842 and 333-113839 on Form S-8 of Union Bankshares Corporation of our report dated February 27, 2015, relating to our audit of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Union Bankshares Corporation for the year ended December 31, 2015.

/s/ YOUNT, HYDE & BARBOUR, P.C.

Winchester, Virginia

February 25, 2016